SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of December 3, 2015 (the “Signing Date”) to be effective as of the Closing Date (defined below), by and among ForU Holdings, Inc., a Nevada corporation (the “Company”), Life 180 Inc., a Nevada corporation (“180”), SRD, Inc., a Nevada Corporation which is the sole shareholder of 180 (the “Shareholder”) and John deVries (“John”).  Capitalized terms used herein and not otherwise defined shall have the definition ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, the Company desires to purchase all of the outstanding equity interests of 180 from the Shareholder (the “Shares”) in exchange for three million seven hundred fifty thousand (3,750,000) shares (the “ForU Shares”) of the Company’s $.001 par value per share voting common stock (the “Common Stock") and in consideration of Advances and Additional Investment (as such terms are defined below) (the “Share Exchange Transaction”); and

WHEREAS, the Company believes it is in its best interests to acquire the Shares in exchange for the ForU Shares; and

WHEREAS, the Shareholder wishes to exchange the Shares to the Company for the ForU Shares; and

WHEREAS, it the intention of the parties that the Share Exchange Transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1

Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Action” means any suit, action, judicial or administrative action or proceeding.

“Affiliate” shall mean (x) any Person directly or indirectly controlling, controlled by, or under common control with another Person, (y) any director, officer, manager, partner, Employee, shareholder or member of a Person, or (z) any father, mother, brother, sister or descendant of a natural person or any spouse thereof, however provided, that, that in the case of a company shareholder or noteholder which is a private equity firm, a portfolio company of such shareholder or noteholder which does not have any direct or indirect proprietary, leasehold or financial interest (other than financial interests consisting of arm’s length transactions) in any of the company assets or the

Business shall not be deemed an Affiliate of a company.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

 “Business Day” shall mean any day other than a Saturday, Sunday and all legal public holidays specified in 5 U.S.C. § 6103(a), as amended from time to time.

 “Claims” means all actions, suits, proceedings, investigations, claims or grievances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all written and oral contracts, leases, sales, purchase orders, commitments and other agreements, and any amendments to any of the foregoing.

 “NRS” means the Nevada Revised Statutes, as amended from time to time.

“Employee” means any (i) officer or employee of 180 or the Company, and (ii) any independent contractor or consultant whose engagement by 180 or the Company accounts for the majority of their working time.

 “Expenses” means any and all legal, accounting, financial advisory, consulting and other similar fees and expenses of third parties that are incurred or paid by a party in connection with the preparation and negotiation of this Agreement and the other Transaction Documents and the consummation of transactions contemplated hereby and thereby.

 “GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any governmental regulatory or administrative body, department, commission, board, bureau, agency or instrumentality, any court or judicial authority or any public, private or industry regulatory authority, in each case whether federal, state, local or foreign.

“Improvements” means all improvements of any and every nature (including without limitation all buildings, structures, fixtures and building systems) located in or affixed to real property, and all components thereof.

“Indemnified Party” shall mean (i) with respect to Losses described in Section 15.1, Shareholder, and (ii) with respect to Losses described in Section 15.2, Company.

“Indemnifying Party” shall mean (i) with respect to Losses described in Section 15.1, Company, and (ii) with respect to Losses described in Section 15.2, Shareholder.

“Indebtedness” means, with respect to 180, all indebtedness for borrowed money, whether current or funded, or secured or unsecured, including, without limitation: (a) all indebtedness of 180 secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien, (b) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which 180 is liable as lessee, (c) any liability of 180 in respect of banker’s acceptances or letters of credit, (d) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (e) all indebtedness referred to above which is directly or indirectly guaranteed by 180 or which 180 has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss (excluding any contingent indemnification obligations or similar contingent obligations assuring against loss).

“Intellectual Property” means all worldwide intellectual property rights and all rights associated therewith, including without limitation: (i) all issued and existing letters patent U.S. or foreign, including, extensions (whether arising from patent or regulatory law), supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals and all foreign equivalents thereof (all of the foregoing described in this subsection (i), collectively “Issued Patents”); (ii) all published or unpublished non-provisional and provisional patent applications, U.S and foreign, including any continuation, divisional, continuation in part or division thereof, or any substitute application therefore or foreign equivalent thereof (all of the foregoing described in this subsection (ii), collectively “Patent Applications” and, with the Issued Patents, the “Patents”); (iii) all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance transformation and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”); (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”); (v) all trade secrets, know-how, techniques, data, inventions, practices, methods, and other confidential or proprietary technical, business, marketing, research, development, and other information, and (vi) all other intangible assets, properties and rights, including know how (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).  Intellectual Property includes all of the foregoing created or obtained through the efforts of third parties for or on behalf of 180.

“Knowledge” shall mean, with respect to the Shareholder, 180, and the Company, any fact, circumstance, event or other matter that (i) any of the officers or directors of 180 or the Company or the Shareholder actually knows “Actual Knowledge”), or (ii) any of the foregoing parties should reasonably know in the normal discharge of his or her assigned duties and responsibilities.

“Laws” shall mean any law, statute, ordinance, rule, regulation, order,

decree or mandatory guideline of any Governmental Authority, as the same may be amended or revised from time to time.

“Liens” means all liens, mortgages, pledges, security interests, charges, Claims, options, grant-backs, judgments, court orders or other encumbrances.

“Losses” means all damages, losses, obligations, liabilities, Claims, deficiencies, costs, Taxes, penalties, fines, interest, monetary sanctions and expenses  incurred by an Indemnified Party, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce an Indemnified Party’s right to indemnification hereunder.

“Material Adverse Effect” means any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the business or to the condition (financial or otherwise), assets, operations, financial condition, results of operations or prospects of a company, taken as a whole or that would materially and adversely effect the ability of a party to perform its obligations hereunder or that would prevent or delay the consummation of the transactions contemplated hereunder; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change, event, state of facts or development generally affecting the general political, economic or business conditions of the United States; (ii) any change, event, state of facts or development generally affecting the generic multi-level-marketing industry; (iii) any change, event, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken or failure to act, by one party to which the other party has consented in writing (excluding 180’s or the Shareholder’s actions or omissions in violation of this Agreement); (iv) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions; or (v) changes in Laws or Generally Accepted Accounting Principles after date hereof or interpretation thereof.

“Permits” means any licenses, certificates, approvals, permits and other authorizations issued or to be issued by any Governmental Authority.

“Permitted Liens” means Liens set forth in Section 7.9 of this Agreement.

“Person” means any corporation, partnership, association, trust, limited liability company, joint venture, Governmental Authority or natural person.

“Representatives” of a Person means their directors, officers, managers, partners, shareholders, members, Employees, consultants, contractors, representatives, agents, accountants, bankers, attorneys and other advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any federal, foreign, state, county, and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales or use tax or other withholding, social security, Medicare, unemployment compensation or other employment-related tax, or any other tax, together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Transaction Documents” means this Agreement (including the exhibits hereto), the Letter of Intent, and all other documents, instruments and certificates contemplated by this Agreement.

1.2

Other Definitions.  Other capitalized terms defined elsewhere in this Agreement shall have the meaning defined therein.

ARTICLE II

EXCHANGE OF SHARES

2.1

Agreement to Exchange the Shares for the ForU Shares.  Effective as of the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Shareholder shall sell, assign, transfer, convey and deliver to the Company 70% of the Shares in consideration for the Advances and the Additional Advances.  On the Qualification Date (defined below), the Shareholder shall sell, assign, transfer, convey and deliver to the Company the remaining 30% of the Shares, and the Company shall accept such securities from the Shareholder in exchange for the issuance of the ForU Shares to the Shareholder and any additional consideration as may be required pursuant to the Earnout Agreement described in Article IV of this Agreement, and attached hereto as Exhibit B.

2.2

Capitalization.  On the Closing Date, immediately before the Share Exchange Transaction, the Company shall have authorized 500,000,000 shares, of common stock, par value $.001 per share, and 10,500,000 shares of preferred stock, par value $.05 per share of which 21,710,269 common shares and 1,420,000 preferred shares are outstanding as of the Signing Date.

2.3

Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall be effective as of July 1, 2015 (the "Closing Date"). Within three (3) business days after the Signing Date, the Shareholder shall deliver to the Company the stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.  In full consideration for the Shares, the Company shall issue the ForU Shares to Shareholder on the Signing Date and, within three (3) business days after the

Closing, the Company shall deliver to Shareholder evidence that the ForU Shares have been registered in the name of Shareholder.

ARTICLE III

INVESTMENT REPRESENTATIONS

3.1        Exempt Transaction.

The Shareholder understands that the issuance and exchange of the ForU Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), and exempt from registration or qualification under any state securities law.

3.2

Purchase for Own Account.

The ForU Shares to be acquired by the Shareholder hereunder will be acquired for investment for the Shareholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and the Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3

Information Concerning the ForU Shares.

The Shareholder understands that acquiring the ForU Shares carries significant risk and has had the opportunity to conduct his own due diligence with respect to the ForU Shares The Shareholder has accepted the responsibility for conducting his own investigation and obtaining for himself such information as to the ForU Shares and all other subjects as the Shareholder deems relevant or appropriate in connection with this purchase.

3.4

No Oral Representations.

No oral or written representations have been made concerning the ForU Shares in addition to those stated in this Agreement and the Shareholder is not relying on any oral statements made by the Company in acquiring the ForU Shares

3.5

Accredited Investor Status.

The Shareholder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Act.

3.6

Restricted Securities.

The Shareholder understands (i) that the ForU Shares are characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering and that under the Act, and applicable regulations thereunder, (ii) that the ForU Shares are and will remain restricted in the hands of the Shareholder, and such securities may be resold without registration under the Act only in certain limited circumstances.  In this connection, the Shareholder represents that it is familiar with and understands the resale limitations imposed by the Act on the securities. Further, the following legend shall appear on the certificate(s) evidencing the ForU Shares (the “Securities”):

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES

ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS   AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE   OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED   UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS   EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES   LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE

HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE

REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES   MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE   MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION   STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

3.7

Opinion Necessary.

The Shareholder acknowledges that if any transfer of the ForU Shares is proposed to be made in reliance upon an exemption under the Act, the Company may require an opinion of counsel satisfactory to the Company that such transfer may be made pursuant to an applicable exemption under the 1933 Act.  The Shareholder acknowledges that a restrictive legend appears on the ForU Shares and must remain on the ForU Shares until such time as it may be removed under the Act.

3.8

Further Limitations on Disposition.

Without in any way limiting the representations set forth above, the Shareholder further hereby acknowledges that Rule 144 is currently unavailable for the resale of the ForU Shares because of the limitations set forth in Rule 144 (i) and Rule 144 will remain unavailable until at least one year has elapsed from the time the Company files “Form 10 information” (as such term is defined in Rule 144(i)(3)) with the SEC.  AS A RESULT OF THE FOREGOING, THE SHAREHOLDER MAY NOT RESELL THE FORU SHARES IN THE PUBLIC MARKETS FOR AN INDEFINITE HOLDING PERIOD UNLESS AND UNTIL THE COMPANY FILES FORM 10 INFORMATION WHICH WILL BRING THEM CURRENT IN THEIR FILINGS WITH THE SEC AND THEN, NOT UNTIL THE EXPIRATION OF ONE YEAR AFTER SUCH DATE, IF THE COMPANY REMAINS CURRENT IN ITS FILINGS WITH THE SEC.

3.9   No Governmental Review.  The Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the ForU Shares or the fairness or suitability of the investment in the Company’s Common Stock.

3.10

Brokers’ Fees.  The Shareholder does not have any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the issuance of the ForU Shares or the transfer of the Shares or any other transactions contemplated by this Agreement.

ARTICLE IV

EARNOUT AGREEMENT

4.1  Earnout Agreement.  As described in Article II Section 2.1 of this Agreement, a portion of the consideration to the Shareholder in exchange for the ForU Shares, is to be paid by the Company as an amount of shares of its Common Stock (the “Bonus”) as described in the Earnout Agreement, a copy of which is attached hereto as Exhibit B, between the Shareholder and the Company if certain conditions described therein are met.

ARTICLE V

RIGHTS OF FIRST REFUSAL

5.1 Right of First Refusal.

(a) In addition to any other rights granted to John by this Agreement, Shareholder (or its designee) shall have a right of first refusal (the “ROFR”) upon the occurrence of any of the following events (each an “ROFR Event” and together the “ROFR Events”):

(i) any proposed sale of the Company’s multi-level-marketing business which includes but is not limited to FUI and 180 (the “MLM Business”) by the Company (the “Proposed Sale”); or

(ii) the Company receives an unsolicited written offer (the “Offer”) from a bona fide third party seeking to purchase the MLM Business; or

(iii) the Company’s board of directors validly approves the Company’s exit (the “Exit”) from the MLM Business; or

(iv) the Company is to be liquidated and a liquidator is appointed to sell of all of the assets and wind up the affairs of the Company (the “Liquidation Event”); or

(v) the Company is unable to operate for a period exceeding sixty (60) Business Days (the “Operations Failure”); or

(vi) the trading of the Company’s Common Stock is permanently halted by the SEC or other government entity with valid jurisdiction to enforce such a permanent hold or otherwise suspended for a period of more than 180 consecutive days (the “Permanent Hold”).

(b) Upon the occurrence of any of the ROFR Events, the Company or the Company’s appointed liquidator if there is a Liquidation Event, shall within five (5) Business Days of the occurrence of such ROFR Event, provide Shareholder (or its designee)  a written notice of such ROFR Event (the “ROFR Notice”).

(c)  In the event of an Offer or Proposed Sale, the ROFR Notice shall set forth the name and address of the proposed purchaser and include the proposed purchase price and material terms of the offer (the “ROFR Price”).  In the event of an Exit, the ROFR Notice shall set forth the Company’s intent to offer Shareholder (or its designee) an opportunity to purchase the MLM Business at a price mutually agreed to between the Company and John (the “Agreed Upon Price”).  Upon the occurrence of a Liquidation Event, Operations Failure or Permanent Hold the ROFR Notice shall set forth that such event has occurred and shall also set forth the Company’s or its liquidator’s intent to offer Shareholder (or its designee) an opportunity to purchase 180 at a twenty five percent (25%) discount to the fair market value price (the “Discounted FMV Price”) as determined by a third party valuation firm mutually selected by Shareholder (or its designee) and either the Company or its appointed liquidator.

(d) The Company or the Company’s appointed liquidator if there is a Liquidation Event, providing the ROFR Notice shall be deemed to constitute an offer to Shareholder (or its designee) to purchase the MLM Business at a twenty-five percent (25%) discount to the ROFR price and on the same terms and conditions set forth in the ROFR Notice in the event of an Offer or Proposed Sale, or at the Agreed Upon Price in the event of an Exit; and in the event of an Operations Failure, Liquidation Event or Permanent Hold the ROFR Notice shall be deemed to constitute an offer to Shareholder (or its designee) to purchase 180 at the Discounted FMV price (for each ROFR Notice provided pursuant to an ROFR Event, the “ROFR Offer”).

(e)  The ROFR Offer may be accepted only by written notice received by the Company and its liquidator if a Liquidation Event has occurred, within thirty (30) days after  Shareholder (or its designee)’s receipt of the ROFR Notice.

(f)  Time is of the essence with respect to Shareholder (or its designee)’s obligation to notify the Company and its liquidator if a Liquidation Event has occurred, of his election within such thirty (30) day time period.  With regard to a Proposed Sale, Offer or Exit, if Shareholder (or its designee) fails to give its notice to the Company within the said thirty (30) days, the Company shall be free to consummate the sale of the MLM Business, at the terms set out in the ROFR Notice.  If the ROFR Price or the Agreed Upon Price of the proposed sale the MLM Business which was the subject of the ROFR Notice between the Company and the proposed third party purchaser in the event of an Offer or a bona fide third party with whom the Company has contracted for the sale of the MLM Business in the event of an Exit, are changed in negotiations from those contained in the ROFR Notice, the Company shall be obligated to give Shareholder (or its designee) written notice of the new proposed ROFR Price or Agreed Upon Price, as directed by this Section 5.1 of this Article V of this Agreement and  Shareholder (or its designee) shall have a ROFR with regard to the offer at the new proposed price.  With regard to a Liquidation Event, Operations Failure or Permanent Hold, if  Shareholder (or its designee) fails to give such notice within the said thirty (30) days, the Company, and its liquidator if applicable, shall have no further obligations to Shareholder (or its designee) pursuant to this Section 5.1 of this Article V of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE

COMPANY

6.1 Representation and Warranties.  To induce Shareholder and 180 to enter into and perform this Agreement, Company hereby represents and warrants that, each of the representations, warranties and statements in the following paragraphs of this Article VI is true and correct as of the Signing Date and, to the Knowledge of the Company, as of the Closing Date:

6.2 Existence and Good Standing.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted.

6.3 Capitalization.  On the Closing Date, immediately before the exchange to be consummated pursuant to this Agreement, the Company shall have authorized 500,000,000 shares of common stock, par value $.001 per share, and 10,500,000 shares of preferred stock, par value $.05 per share of which 21,710,269 common shares and 1,420,000 preferred shares are outstanding as of the Signing Date.

6.4 Authorization. The Company has full power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party. The execution and delivery of this Agreement and such other agreements and documents by Company and the consummation by Company of the transactions contemplated hereby has been duly authorized by the Company and its board of directors, and no other action on the part of the Company is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms.

6.5

No Violation.  The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificates of incorporation, bylaws or other governing documents of the Company, (ii) violate any Laws by which the Company or any of its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any Contract to which the Company is a party.

6.6 Board Consents; Shareholder Approvals.

(a)

Shareholder Approvals. If so required by the NRS, the Company shall have obtained the affirmative vote of a majority of the outstanding shares of Company’s Common Stock in favor of the adoption of this Agreement and the Transaction Documents by written consent in accordance with the applicable provisions of the NRS.

(b)

Board Approval. On or before the Signing Date, the Company shall have approved, through a written resolution of the Board of Directors of Company in accordance with the NRS, this Agreement and each of the Transaction Documents and shall authorize its officers to execute, deliver and consummate each of the transactions under each of the Transaction Documents.

6.7 Compliance with Laws.  The Company and its ownership and operation of its business are in compliance with all applicable Laws in all material respects.  The Company has no Knowledge of any changes to its business nor in any regulations, licensing requirements or orders to which the Company or any of the Company’s Employees (because of their activities on behalf of their employer) are subject that would have a Material Adverse Effect on the Company.

6.8  Employees; Employee Relations.

(a)

The Company is not a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization, and has never experienced any material labor difficulties.  There are no material labor disputes existing, or to the Knowledge of Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by Employees.  No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of Company, is threatened.  No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Knowledge of Company, are threatened.

(b)

No Actions or Claims exist under any Laws affecting the employment relationship, and to the Actual Knowledge of Company, no Actions or Claims are threatened under any such Laws and, to the Knowledge of Company, no facts or circumstances exist which would give rise to any such Actions or Claims.

6.9 Absence of Certain Changes or Events.  Except as described herein, during the period from the execution of the Letter of Intent to the Closing Date:  (i) the business of the Company has been operated in the ordinary course, consistent with past practice and (ii) there has been no event, change or development which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

6.10 No Insolvency or Bankruptcy.  The Company is not subject to any filed petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency.  No general assignment of property of the Company has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for the Company or any of its properties.

6.11 Broker Fees.  No agent, advisor, broker or other Person acting on behalf of the Company or any of its Affiliates is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from Company or the Shareholder, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

6.12 Availability of Documents.  Company has made available for inspection by Shareholder and its representatives true, correct, and complete copies of the certificates of incorporation, bylaws, and other organizational documents of the Company, all written agreements, arrangements, commitments, and documents of the Company as Shareholder has requested.

6.13  Financial Statements and Undisclosed Liabilities.

(a)

Financial Statements.  The Company’s financial statements are prepared in accordance with US GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of The Company as of their respective dates of each financial statement, and the consolidated results of their operations and their cash flows for the periods presented.

 (b)

Undisclosed Liabilities.  Except (i) as reflected in the Company’s unaudited consolidated balance sheet as of September 30, 2015 attached hereto as Exhibit D of this

Agreement, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to US GAAP). The Company does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by US GAAP to be set forth on any financial statement or in the notes thereto. Since the date of the Letter of Intent, the Company’s business has been conducted only in the ordinary course consistent with past practice and there has not been any change in the accounting methods, principles or practices of the Company.

6.14

Tax Matters.

(a)

Tax Returns.  The Company has not filed any state or federal Tax returns since 2012.  To the Company’s Knowledge, there are no Taxes due or owed by the Company.

(b)

Returns and Reports.  With the exception of the Company’s Tax returns as described in Section 6.14(a) of this Agreement, all Tax returns and reports required to be filed prior to the date hereof by or on behalf of the Company are true, correct and complete in all respects, have been duly and timely filed in accordance with the Code and all applicable Laws, and the income, activities, operations and transactions of the Company have been or will be properly included and correctly reflected thereon.

(c)

Payment.  With the exception of the Company’s Tax returns as described in Section 6.14(a) of this Agreement, the Company has paid all Taxes for which it is liable for payment and has paid all Tax deficiencies assessed against the Company for which it may be directly or indirectly liable as a result of any examination of Tax returns.   To the Company’s Knowledge, the Company is not, as of the date hereof, the subject of any audit or other proceeding in respect of payment of Taxes for which it may be directly or indirectly liable and no such proceeding has been threatened.

(d)

Extensions.  No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to payment by, or assessment against, the Company for any Tax for which it may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(e)

Proceedings.  To the Company’s Knowledge, no Actions or Claims have been asserted or are threatened against the Company in respect of any Tax for which it may be directly or indirectly liable.

(f)

Tax Liens.  To the Company’s Knowledge, there are no Tax Liens as of the date hereof upon any of the Assets, as defined below, of the Company.

(g)

Withholding.  With the exception of the Company’s Tax returns as described in Section 6.14(a) of this Agreement, the amounts of Taxes withheld by or on behalf of the Company with respect to all compensation paid to Employees and independent contractors of the Company for all periods ending on or before the date hereof and the Closing Date have been proper and accurate in all respects, and all deposits required with respect to compensation paid to such Employees have been made in compliance in all respects with the provisions of all applicable Tax Laws.

6.15  Licenses and Permits.  The Company possesses all necessary Permits to conduct the Company Business in the manner in which and in the jurisdictions and places where such business is now conducted.  To the Knowledge of the Company, there are no other such Permits which are material to the Company or the Company Business, which the Company has not obtained or which in good industry practice the Company should hold for the conduct of the Company Business.  the Company is not in default, nor has it received any written notice of, nor is there, to the Knowledge of the Company, any Claim or, to the Knowledge of the Company, threatened Claim of default, with respect to any such Permit.  Except as otherwise governed by applicable Laws, each Permit is renewable by its terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the closing of the transactions contemplated by this Agreement.  No present or former Representative, shareholder or Affiliate of the Company, and no other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses, operates under or pursuant to or uses.

6.16  Compliance with Laws.  The Company and its ownership and operation of the Company Business are in compliance with all applicable Laws in all material respects.  The Company has no Knowledge of any changes to the Company Business nor in any regulations, licensing requirements or orders to which the Company or the Company’s Employees (because of their activities on behalf of their employer) is subject that would have a Material Adverse Effect on the Company.

6.17

Litigation and Related Matters.

(a) Except as set forth in Section 6.17(b) of this Agreement, there are no Claims pending against the Company or, to the Knowledge of the Company, threatened against the Company, the Company Business, Assets, or any property or rights of the Company, at law or in equity, before or by any Governmental Authority and all worker’s compensation Claims outstanding against the Company.  the Company is not subject to any continuing order, writ, injunction or decree of any Governmental Authority applicable specifically to the Company Business or its operations, assets or Employees, nor is the Company in default with respect to any order, writ, injunction or decree of any Governmental Authority with respect to the Company Business or its assets, operations or Employees.

(b) On December 23, 2014, Star Group Communications, Inc. filed suit in the U.S. District Court for the District of New Jersey (Camden) against ForU Holdings, Inc., White Hat Holdings, Inc., Guava Healthcare, Inc., and ForU International Corporation alleging that the defendants were in breach of contract, participated in fraudulent inducement and received unjust enrichment with regard to multiple contracts into which plaintiff and defendants entered into pursuant to which the plaintiff performed advertising and marketing services for the defendants.  The complaint alleged that the defendants failed to make sufficient payments as required by the various agreements. The plaintiff sought a total judgment of $311,747.92 along with interest,

court costs, and attorneys’ fees.   The plaintiff filed two motions seeking default judgment against the defendants, however plaintiffs filed a motion to withdraw the motions for default judgment and the court entered an order granting such withdrawal on July 28, 2015.  However, despite this withdrawal, because of the defendant’s failure to appear in this matter previously, the court entered a default against the defendants which is a preliminary step required before a plaintiff may move for default judgment.  Since the court’s order approving the withdrawal of the motions seeking default judgment, the parties have been and continue to be in negotiations to move the case out of federal court and resolve the matter through arbitration which is required under the parties’ agreements.

6.18   Intellectual Property.

(a)  Company Intellectual Property. the Company (i) owns and has independently developed or (ii) has the valid right or license to any and all Intellectual Property used by the Company in the Company Business (the “the Company Intellectual Property”).  the Company has good and exclusive right or title to the Company Intellectual Property, free and clear of any Liens or other restrictions of any kind (other than Permitted Liens), and has the sole and exclusive right to bring actions for infringement or unauthorized use thereof.  the Company has not granted any third party rights to or under the Company Intellectual Property nor has the Company granted any third party the right to sublicense the Company Intellectual Property.

(b)

Infringement or Misappropriation. To the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of the Company Intellectual Property by any third party, including without limitation any Employee or former Employee of the Company.  No party has brought any Action for infringement or misappropriation of the Company Intellectual Property or breach of any license agreement, services agreement or other agreement involving the Company Intellectual Property against the Company.  the Company has not been sued (or received any notice or any threat of being sued) in any Action which involves a Claim of infringement or misappropriation of any Intellectual Property right of any third party (“Third Party Intellectual Property”) or which contests the validity, ownership or right of the Company to exercise the Company Intellectual Property.  To the Company’s Knowledge, the Company Intellectual Property does not and will not infringe or misappropriate any Third Party Intellectual Property.

(c)

Royalties. the Company does not owe any royalties or other payments to third parties in respect of the Company Intellectual Property.

6.19 Employees; Employee Relations.

(a) The Company is not a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization, and has ever experienced any material labor difficulties.  There are no material labor disputes existing, or to the Knowledge of the Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by Employees.  No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of the Company, is threatened.  No charges or proceedings before the National Labor Relations

Board, or similar agency, exist, or to the Knowledge of the Company, are threatened.

(b)  No Actions or Claims exist under any Laws affecting the employment relationship, and to the Actual Knowledge of the Company. No Actions or Claims are threatened under any such Laws and, to the Knowledge of the Company, no facts or circumstances exist which would give rise to any such Actions or Claims.

6.20  Insurance.  As of the date of this Agreement, the Company has no policies and contracts for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company.

6.21 Absence of Certain Changes or Events.  Except as described herein, during the period from the execution of the Letter of Intent to the Closing Date: (i) the Company Business has been operated in the ordinary course, consistent with past practice and (ii) there has been no event, change or development which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

6.22 No Insolvency or Bankruptcy.  The Company is not subject to any filed petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency.  No general assignment of property of the Company has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for the Company or any of its properties.

6.23 Disclosure.  To the Knowledge of Company, there is no fact (excluding facts with respect to general business, economic or political conditions and facts that are publicly known) which materially and adversely affects the business, assets, properties, operations, prospects, condition (financial or otherwise), results of operations or liabilities of the Company, that has not been set forth or disclosed in this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF

180

7.1 Representation and Warranties.  To induce the Company to enter into and perform this Agreement, 180 hereby represents and warrants that, each of the representations, warranties and statements in the following paragraphs of this Article VII is true and correct as of the Signing Date and, to the Knowledge of 180, as of the Closing Date:

7.2 Existence and Good Standing.  180 is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted.

7.3 Capitalization.  The authorized capital stock and issued and outstanding capital stock of 180 are as follows:____________________________________________________________________________________________________________________________________________________________.  All issued and outstanding stock of 180 has been duly authorized, validly issued and is fully paid and nonassessable and none of such capital stock, was issued in violation of any preemptive or preferential right.  There are no (i) outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating 180 with regard to any capital stock or other securities of 180, (ii) outstanding or authorized stock appreciation, or similar rights with respect to 180, or (iii) agreements, written or oral, relating to the acquisition, disposition, voting or registration under applicable securities laws of any capital stock or other securities of 180.

7.4 Authorization.  180 (and its Subsidiaries and Affiliates) has full power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party, and has obtained any required shareholder approval in accordance with the NRS in connection with this Agreement and the transactions contemplated thereby.  The execution and delivery of this Agreement and such other agreements and documents by 180 (and its Subsidiaries and Affiliates) and the consummation by 180 (and its Subsidiaries and Affiliates) of the transactions contemplated hereby has been duly authorized by 180 and its board of directors, and no other action on the part of 180 is necessary to authorize the transactions contemplated hereby, subject to receipt of any required shareholder approval in accordance with the NRS, and will not render this Agreement invalid, void or unenforceable in any material respect.  This Agreement has been duly executed and delivered by 180 and constitutes the valid and binding obligation of 180, enforceable in accordance with its terms.

7.5 Financial Statements and Undisclosed Liabilities.

(a)

Financial Statements.  180’s financial statements are prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of 180 as of their respective dates of each financial statement, and the consolidated results of their operations and their cash flows for the periods presented.

 (b)

Undisclosed Liabilities.  Except (i) as reflected in 180’s unaudited consolidated balance sheet as of May 31, 2015 which shall be provided by 180 to the Company as a closing condition pursuant to Article XIII Section 13.2(i) of this Agreement, and shall be attached hereto as Exhibit C, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), 180 does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on any financial statement or in the notes thereto. Since the date of the Letter of Intent, the business (the “180 Business”) has been conducted only in the ordinary course consistent with past practice and there has not been any change in the accounting methods, principles or practices of 180.

7.6  No Violation.  The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by 180 and its Subsidiaries and Affiliates) and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation, bylaws or other governing documents of 180, (ii) violate any Laws by which 180 or any of its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any Contract to which 180 is a party or by which the Assets, as defined below, are bound.

7.7 Board Consents; Shareholder Approvals.

(a)

Shareholder Approvals. If so required by the NRS, 180 shall have obtained the affirmative vote of a majority of the outstanding shares of 180 in favor of the adoption of this Agreement and the Transaction Documents by written consent in accordance with NRS.

(b)

Board Approval. If so required by the NRS, on or before the Signing Date, 180 shall have approved, through a written resolution of its Board of Directors of Company in accordance with the NRS, this Agreement and each of the Transaction Documents and shall authorize its officers to execute, deliver and consummate each of the transactions under each of the Transaction Documents.

7.8 Tax Matters.

(a)

Returns and Reports.  All Tax returns and reports required to be filed prior to the date hereof by or on behalf of 180 are true, correct and complete in all respects, have been duly and timely filed in accordance with the Code and all applicable Laws and such returns and reports required to be filed on or before the Closing Date will be, or have been, duly and timely filed or extensions of time within which to file such returns will have been obtained, and the income, activities, operations and transactions of 180 have been or will be properly included and correctly reflected thereon.

(b)

Payment.  180 has paid all Taxes for which it is liable for payment.  All Tax deficiencies assessed against 180 for which it may be directly or indirectly liable as a result of any examination of Tax returns of it has been paid.   180 is not, as of the date hereof, the subject of any audit or other proceeding in respect of payment of Taxes for which it may be directly or indirectly liable and no such proceeding has been threatened.

(c)

Extensions.  No agreements, waivers, or other arrangements exist providing for an extension of time or statutory periods of limitations with respect to payment by, or assessment against, 180 for any Tax for which it may be directly or indirectly liable and no written request for any such agreement, waiver or other arrangement has been made and is currently outstanding.

(d)

Proceedings.  No Actions or Claims have been asserted or are threatened against 180 in respect of any Tax for which it may be directly or indirectly liable.

(e)

Tax Liens.  There are no Tax Liens as of the date hereof upon any of the Assets, as defined below, of 180.

(f)

Withholding.  The amounts of Taxes withheld by or on behalf of 180 with respect to all compensation paid to Employees and independent contractors of 180 for all periods ending on or before the date hereof and the Closing Date have been (or will be, as the case may be) proper and accurate in all respects, and all deposits required with respect to compensation paid to such Employees have been (or will be) made in compliance in all respects with the provisions of all applicable Tax Laws.

7.9      Real Property, Personal Property and Assets.

(a)

Assets.   At the Closing (as defined herein), all of the assets of 180 as well as assets that are acquired by 180 after the Signing Date or otherwise owned by 180 at the Closing Date (collectively, the “Assets”), are clear of all Liens, any security interests, mortgages, or other encumbrance other than those liens listed in a signed writing provided by 180 to the Company prior to the Signing Date of this Agreement, which shall be deemed as the “Permitted Liens.”

(b)

Real Property.

(i)

180 has good and valid title to all of its respective Owned Real Property, in each case free and clear of all Liens except Permitted Liens.

(ii)

Each Owned Real Property and Leased Real Property and each of the Improvements thereon (collectively, the “180 Real Property”), is in good operating condition and repair, ordinary wear and tear excepted, and is suited for the operation of the180 Business as presently conducted and as presently proposed to be conducted.  There is no condition or defect of the 180 Real Property thereon that could materially affect their use or operation in the 180 Business. 180 enjoys peaceful and undisturbed possession of all 180 Real Property.  No options have been granted by 180 to others to purchase, lease or otherwise acquire any interest in any 180 Real Property or any part thereof.  180 has the exclusive right of possession of all 180 Real Property.

(iii)

To the Knowledge of 180, all aspects of the 180 Real Property and the present use, occupancy and operation thereof are in compliance, in all material respects, with all Laws and private restrictive covenants of record, and there has not been any proposed change thereto that would affect any of the 180 Real Property or its use, occupancy or operation.  180 has not received any written or oral communications alleging any conflict or dispute relating to any 180 Real Property or the activities thereon.  To the Knowledge of 180, no portion of the 180 Real Property is subject to any classification, designation or preliminary determination of any Government Authority or pursuant to any Law that would restrict its use, development, occupancy or operation in connection with the 180 Business.  Neither 180 nor any other Person have caused any work or Improvements to be performed upon or made to any of 180 Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

(iv)

All requisite certificates of occupancy and other permits and approvals required to be obtained by 180 with respect to 180 Real Property and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and allow 180 to operate the 180 Business as presently conducted and as presently proposed to be conducted.

(c)

Personal Property.  180 owns all of its respective Inventory, Equipment and other personal property (both tangible and intangible) and all other personal property owned by 180 on the Closing Date, free and clear of any Lien, except for Permitted Liens.  Such equipment and other personal property are usable in the ordinary course of business and conform in all material respects to all applicable Laws relating to their use and operation as they are currently used in the conduct of the 180 Business and constitute all of the assets necessary to the operation of the 180 Business as currently conducted

(d)

Sufficiency of Assets.  The Assets constitute all of the assets, properties, licenses, rights, Permits and Contracts that are being used in and that are necessary or desirable for the operation of the 180 Business as presently conducted and as presently proposed to be conducted.

(e)

Ownership of Assets.  Notwithstanding anything to the contrary herein, no other party than 180 owns or has any interest in the Assets, the 180 Real Property, the Intellectual Property, as defined herein, and any other assets or properties whatsoever owned by 180 on the Closing Date.

7.10 Licenses and Permits.  180 possesses all necessary Permits to conduct the 180 Business in the manner in which and in the jurisdictions and places where such business is now conducted.  To the Knowledge of 180, there are no other such Permits which are material to 180 or the 180 Business, which 180 has not obtained or which in good industry practice 180 should hold for the conduct of the 180 Business.  180 is not in default, nor has it received any written notice of, nor is there, to the Knowledge of 180, any Claim or, to the Knowledge of 180,  threatened Claim of default, with respect to any such Permit.  Except as otherwise governed by applicable Laws, each Permit is renewable by its terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the closing of the transactions contemplated by this Agreement.  No present or former Representative, shareholder or Affiliate of 180, and no other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which 180 owns, possesses, operates under or pursuant to or uses.

7.11 Compliance with Laws.  180 and its ownership and operation of the 180 Business is in compliance with all applicable Laws in all material respects.  180 has no Knowledge of any changes to the180 Business nor in any regulations, licensing requirements or orders to which 180 or 180’s Employees (because of their activities on behalf of their employer) is subject that would have a Material Adverse Effect on 180.

7.12 Litigation and Related Matters.  There are no Claims pending against 180 or, to the Knowledge of 180, threatened against 180, the 180 Business, Assets, or any property or rights of 180, at law or in equity, before or by any Governmental Authority and (b) all worker’s compensation Claims outstanding against 180.  180 is not subject to any continuing order, writ, injunction or decree of any Governmental Authority applicable specifically to the 180 Business or its operations, assets or Employees, nor is 180 in default with respect to any order, writ, injunction or decree of any Governmental Authority with respect to the 180 Business or its assets, operations or Employees.

7.13 Intellectual Property.

(a) 180 Intellectual Property. 180 (i) owns and has independently developed or (ii) has the valid right or license to any and all Intellectual Property used by 180 in the 180 Business (the “180 Intellectual Property”).  180 has good and exclusive right or title to the 180 Intellectual Property, free and clear of any Liens or other restrictions of any kind (other than Permitted Liens), and has the sole and exclusive right to bring actions for infringement or unauthorized use thereof.  180 has not granted any third party rights to or under the 180 Intellectual Property nor has 180 granted any third party the right to sublicense 180 Intellectual Property.

(b)

Infringement or Misappropriation. To 180’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of the 180 Intellectual Property by any third party, including without limitation any Employee or former Employee of 180.  No party has brought any Action for infringement or misappropriation of the 180 Intellectual Property or breach of any license agreement, services agreement or other agreement involving the 180 Intellectual Property against 180.  180 has not been sued (or received any notice or any threat of being sued) in any Action which involves a Claim of infringement or misappropriation of any Intellectual Property right of any third party (“Third Party Intellectual Property”) or which contests the validity, ownership or right of 180 to exercise the 180 Intellectual Property.  To 180’s Knowledge, the 180 Intellectual Property does not and will not infringe or misappropriate any Third Party Intellectual Property.

(c)

Royalties. 180 does not owe any royalties or other payments to third parties in respect of the 180 Intellectual Property.

(d)

Protection of Intellectual Property.  180 has implemented commercially reasonable steps in the physical and electronic protection of the 180 Intellectual Property from unauthorized disclosure, use or modification.

7.14 Employees; Employee Relations.

(a) 180 is not a party to, nor bound by, the terms of any collective bargaining agreement, contract, letter of understanding (formal or informal) with any labor union or organization, and has ever experienced any material labor difficulties.  There are no material labor disputes existing, or to the Knowledge of 180, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by Employees.  No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of 180, is threatened.  No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the Knowledge of 180, are threatened.

(b)  No Actions or Claims exist under any Laws affecting the employment relationship, and to the Actual Knowledge of 180. No Actions or Claims are threatened under any such Laws and, to the Knowledge of 180, no facts or circumstances exist which would give rise to any such Actions or Claims.

7.15  Insurance.  As of the date of this Agreement, 180 has no policies and contracts for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, 180.

7.16 Absence of Certain Changes or Events.  Except as described herein, during the period from the execution of the Letter of Intent to the Closing Date:  (i) the 180 Business has been operated in the ordinary course, consistent with past practice and (ii) there has been no event, change or development which, individually or in the aggregate, has had a Material Adverse Effect on 180.

7.17 No Insolvency or Bankruptcy.  180 is not subject to any filed petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency.  No general assignment of property of 180 has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been applied for or appointed for 180 or any of its properties.

7.18 Broker Fees.  No agent, advisor, broker or other Person acting on behalf of 180 or any of its Affiliates is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from 180 or the Shareholder, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

7.19 Availability of Documents.  180 has made available for inspection by the Company and its representatives true, correct, and complete copies of the certificates of incorporation, bylaws, certificates of formation, limited liability 180 operating agreements and other organizational documents of 180, all written agreements, arrangements, commitments, and documents of 180 as the Company has requested.

7.20 Company’s SEC Filings.  180 understands and acknowledges that the Company is not current in its reporting obligations under the Exchange Act of 1934, as amended (the “Exchange Act”) and the Company is not in compliance with the reporting requirements of Rule 144(c) and that therefore Rule 144 is currently unavailable for the resale of any securities of the Company; and that Rule 144 will remain unavailable until at least one year has elapsed from the time the Company files “Form 10 information” (as such term is defined in Rule 144(i)(3)) with the SEC.

7.21 Disclosure.  To the Knowledge of 180, there is no fact (excluding facts with respect to general business, economic or political conditions and facts that are publicly known) which materially and adversely affects the business, assets, properties, operations, prospects, condition (financial or otherwise), results of operations or liabilities of 180, that has not been set forth or disclosed in this Agreement.

7.22 Use of Proceeds.  180 hereby acknowledges receipt of the Advances from the Company and hereby represents and warrants that the advances were utilized solely for bona fide 180 business expenses (including, without limitation, its development of the Youlab Global brand and for wages, travel, software development, inventory etc., related thereto).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

 8.1  Authorization.  Shareholder represents and warrants to Company as follows:

(a) The Shareholder has the power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby.  The execution and delivery of this Agreement and such other agreements and documents by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by the Shareholder and no other action on the part of Shareholder is necessary to authorize the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

8.2 No Violation.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Shareholder and the consummation of the transactions contemplated hereby will not violate any other binding legal obligation to which the Shareholder is subject.

8.3  Consents.  No consent, approval or other authorization of any Governmental Authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

8.4 Broker Fees.  No agent, advisor, broker, person or firm acting on behalf of Shareholder is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

8.5 Company’s SEC Filings.  The Shareholder understands and acknowledges that the Company is not current in its reporting obligations under Exchange Act and the Company is not in compliance with the reporting requirements of Rule 144(c) and that therefore Rule 144 is currently unavailable for the resale of any securities of the Company; and that Rule 144 will remain unavailable until at least one year has elapsed from the time the Company files “Form 10 information” (as such term is defined in Rule 144(i)(3)) with the SEC.

8.6 Use of Proceeds.  The Shareholder hereby acknowledges receipt by 180 of the Advances from the Company and hereby represents and warrants that the advances were utilized solely for bona fide 180 business expenses (including, without limitation, its development of the Youlab Global brand and for wages, travel, software development, inventory etc., related thereto).

ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF JOHN DEVRIES

9.1 Broker Fees.  No agent, advisor, broker, person or firm acting on behalf of John is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

9.2 Company’s SEC Filings.  John understands and acknowledges that the Company is not current in its reporting obligations under the Exchange Act and the Company is not in compliance with the reporting requirements of Rule 144(c) and that therefore Rule 144 is currently unavailable for the resale of any securities of the Company; and that Rule 144 will remain unavailable until at least one year has elapsed from the time the Company files “Form 10 information” (as such term is defined in Rule 144(i)(3)) with the SEC.

9.3 Use of Proceeds.  John hereby acknowledges receipt by 180 of the Advances from the Company and hereby represents and warrants that the advances were utilized solely for bona fide 180 business expenses (including, without limitation, its development of the Youlab Global brand and for wages, travel, software development, inventory etc., related thereto).

ARTICLE X

180 BOARD AND CEO

10.1

Board of Directors.  On the Closing Date, the Company shall set the size of the 180 Board of Directors (the “180 Board”) to be three (3) members and appoint Gil Peter and John to the 180 Board.  John and Gil Peter shall then, in good faith, agree on a third person whom shall then be appointed as the third member of the 180 Board (the “Third Member”).  Such Third Member may not be removed without John’s written agreement and in the event such members resigns, John and Gil Peter shall agree on a replacement, in good faith.

10.2

CEO.  On the Closing Date the 180 Board shall appoint John as 180’s Chief Executive Officer and, as such, John shall have full operational control of the Company and its day to day operations and shall have the duties and functions that are generally associated with the position of Chief Executive Officer.

10.3

Voting Agreement.  The Company agrees that, without the consent of John, it shall not increase the number of members of the 180 Board.  In addition, the Company shall vote, at any meeting of the shareholders of 180, or pursuant to any consent resolution in lieu of a meeting, consistently with the provisions of this Article X, including voting for John, Gil Peter and the Third Member annually to be the sole members of the 180 Board.  The provisions of

Article X of this Agreement are intended to be an agreement contemplated by NRS 78.365(3) and John is an intended third party beneficiary of the agreements of the Company under this Article X.

ARTICLE XI
POST CLOSING COVENANTS OF THE PARTIES

11.1 SEC Reports.

On or before the date is nine (9) months from the Signing Date, the Company shall make such filings as necessary to be current in its reporting obligations under the Exchange Act (including the filing of the Tax returns as described in Section 6.14(a) of this Agreement), which may include, if permitted by the SEC, a comprehensive Form 10-K for the fiscal years ending, December 31, 2013 through 2014 and subsequent periods (the “Qualification Date”).

11.2 Investigations.  180 and the Shareholder shall cause 180 to, provide to the Company and the Company shall similarly provide to 180 or the Shareholder and its representatives and agents such access to the books and records of 180 or the Company and furnish to Shareholder or the Company and its representatives and agents such financial and operating data and other information with respect to the 180 Business and the properties of 180 or the Company as they may reasonably request from time to time.

11.3 Employee  Bonuses.  180 hereby covenants and agrees that, it will not pay or permit to be paid to any Employees or directors of 180 any bonuses otherwise payable upon a change of control of 180 or termination of employment or engagement.

11.4 Public Announcements and Disclosure.  The Company will notify the Shareholder one Business Day in advance prior to making any required press release or public announcement with respect to the transactions contemplated by this Agreement.  Without the prior written consent of the other party (which consent shall not be unreasonably withheld or conditioned, and the request for which shall be timely responded to), neither the Shareholder, 180 nor the Company, at any time make, and each will direct its Representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the transactions contemplated by this Agreement or any of the terms of this Agreement or any other agreement among the parties (including without limitation those of the Letter of Intent).

11.5 Cooperation by Shareholder.  The Shareholder, and his representatives and assigns, hereby agree to cooperate in and to take any such necessary actions as required to effect the Share Exchange and any other transactions contemplated by this Agreement.

11.6

Additional Investment.

Within forty five (45) days of the Signing Date, ForU shall make available to 180 an additional $150,000 for use as working capital in the 180 business (the “Additional Investment”).

11.7

 Post-Closing Covenants of John.

 (a)  John hereby covenants and agrees as follows:

(i)

Trade Secrets.

John acknowledges that his continuing position with Company is one of trust and confidence. John  further understands and acknowledges that, during the course of John 's duties with Company, John has been and will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which John acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its subsidiaries (hereinafter “Trade Secrets”). John covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  John further acknowledges that, absent the protections afforded Company and its subsidiaries in this Section 11.7(a), John would not be entrusted with any of such Trade Secrets. Accordingly, John agrees and covenants (which agreement and covenant shall survive the termination of this Agreement or John’s resignation regardless of the reason) as follows:

(a) Disparagement. John will at no time take any action or make any statement that will disparage or discredit Company, any of its subsidiaries or their products or services; and

(b) Disclosure.  During the time that John is working for the Company and for thirty six (36) months immediately following John’s resignation or termination, John will not disclose or reveal to any person, firm or corporation other than in connection with the business of Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by Company or any of its subsidiaries, divisions or affiliates (collectively, the “Companies”) in connection with their respective businesses, known to John  as a result of his employment by Company, or other relationship with the Company, and which is not otherwise publicly available. John further agrees that during the period he is employed by the Company and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the Company, their respective officers, directors, customers or suppliers which is not publicly available; and

(c) Return of Information.   Upon the termination of John 's employment with Company or John’s resignation from same, John  will return to Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which John hereby acknowledges are the sole and exclusive property of the Companies or any one of them.  Upon termination of John ’s employment by the Company or John ’s resignation from the Company, John shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

(ii) Prohibitions on Solicitation.

During the time John is working with or for the Company and, for a period of two (2) years immediately following his resignation or termination, John will not:

(a) solicit or accept competing business from any customer of any of the Companies or any person or entity known by John  to be or have been, during the preceding twelve (12) months, a customer or prospective customer of any of the Companies without the prior written consent of the Company; or

(b) encourage, request or advise any such customer or prospective customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

(c) conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 11.7(ii); or

(d) encourage, induce or solicit any person employed by any of the Companies to facilitate John's violation of the covenants contained in this 11.7(ii); or

(e) assist any entity to solicit the employment of any employee of any of the Companies; or

(f) employ or hire any employee of any of the Companies, or solicit or induce any such person to join John as a partner, investor or otherwise encourage or induce them to terminate their employment with any of the Companies; however, John may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company after a period one year has elapsed since the termination date of such employee, agent or independent contractor.

(g)  John  expressly acknowledges that all of the provisions of this Section 11.7(ii) of this Agreement have been bargained for and John 's agreement hereto is an integral part of this Agreement, further, John acknowledges and agrees that a violation of any one of the covenants contained in this Section 11.7(a) shall cause irreparable injury to Company, that the remedy at law for such a violation would be inadequate and that Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (i) grants or denies permanent injunctive relief or (ii) awards other equitable remedy(s) as it sees fit.  None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

 (iii) Noncompetition.     John covenants that John will not, directly or indirectly, during the term of John’s employment with the Company and for a period of two (2) years thereafter (the “Covenant Period”), render services or advice to any network marketing business whose products or activities compete in the Territory (as defined below), directly or indirectly, with any products or services of the Company as of the time of John ’s termination or resignation. John agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For purposes hereof, “Territory” shall mean any county of any state of the United States of America, including without limitation any county in the State of Nevada, and any international jurisdictions in which the Company is doing business at the time of John’s termination or resignation. John will, for the Covenant Period, within ten days after accepting any employment, advise the Company of the identity of any employer of John. The Company may serve notice upon each such employer that John is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof, John additionally covenants not to, during the Covenant Period,  compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of Company, which may be withheld in Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by John of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934.

(iv)

Enforcement. It is the intent of the Parties that the restrictive covenants contained in this Section 11.7 are severable and separate and the unenforceability of any individual provision shall not affect the enforceability of any other. If any covenant in this Section 11.7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against John.

(v)

Survival of Obligations. John agrees that the terms of this Section 11.7 shall survive the term of this Agreement and the termination of John D’s employment by the Company or John’s resignation from the Company.

ARTICLE XII

ADVANCES

12.1  Advances.  Prior to the Signing Date the Company has made advances to 180 of $1,850,000 (the “Advances”).   Upon the execution of this Agreement, the Advances shall be applied as part of the purchase price for the Shares.

ARTICLE XIII
INTENTIONALLY OMITTED

ARTICLE XIV
INTENTIONALLY OMITTED

ARTICLE XV

INDEMNIFICATION

          15.1 Obligation of Company to Indemnify Shareholder.  Company hereby agrees to indemnify and hold harmless the Shareholder, 180 and its officers and executives against, against and from in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

          (a)  any legal actions arising from any activities involving FUI which may occur prior to the Closing Date from; and

          (b) any representation or warranty made by Company in or pursuant to this Agreement or any of the other Transaction Documents being untrue or incorrect in any respect; any failure by Company to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby.

15.2 Obligation of Shareholder to Indemnify Company.   Shareholder agrees to indemnify and hold harmless Company and its Representatives from, against, for and in respect of any all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

(a)

any representation or warranty made by Shareholder in or pursuant to this Agreement being untrue or incorrect in any respect; and

(b)

any failure by Shareholder to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby.

15.3  Claim Notice.

(a)

Except to the extent set forth in the next sentence, a party will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless (i) a written notice (the “Claim Notice”) setting forth in reasonable detail the specific nature of the Losses and the estimated amount of such Losses  (the “Claimed Amount”) has been given to the Indemnifying Party (as defined below) prior to the time that the representations, warranties, covenants or agreements which are the basis for such indemnification terminate and, (ii) in addition, if such matter arises out of a third party suit, action, investigation, proceeding or claim, such Claim Notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding.  Notwithstanding the preceding sentence, failure of the Indemnified Party to give a Claim Notice hereunder shall not release the Indemnifying Party from its obligations under this Article XV, except to the extent the Indemnifying Party is materially prejudiced by such failure to give such Claim Notice.

(b) With respect to Losses described in Section 15.1, the Company shall be the “Indemnifying Party” and Shareholder and its Representatives shall be the “Indemnified Parties”. With respect to Losses described in Section 15.2, Shareholder shall be the “Indemnifying Party” and Company and its Representatives shall be the “Indemnified Party”.

15.4 Defense of Third Party Claims.

(a)

Upon receipt of Claim Notice of any third party suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must reasonably cooperate in any such defense or other action.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter.

(b)

In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject within thirty (30) days of receipt of such notice.  Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise.  Consent of the Indemnifying Party to such proposed settlement or compromise may not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor unless consent of the Indemnifying Party to such proposed settlement or compromise was unreasonably withheld, delayed or conditioned.

(c)

If the Indemnifying Party undertakes the defense of such matters then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

(d)

 Shareholder and the  Company, and each of their successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party, shall keep each other informed of all settlement negotiations with third parties and the progress of any litigation and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

15.5

Claims Between Company and Shareholder.

(a)

Company Claims Against Shareholder. In the case of a claim for indemnification hereunder which is brought by the Company as the Indemnified Party against Shareholder as the Indemnifying Party, this Section 15.5 shall apply. Upon the Claim Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Dispute Notice”) that the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute.  In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnified Party the Claimed Amount within sixty (60) days after the date that the Claim Notice had been given to the Indemnifying Party.  In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute.  In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.

(b)

Shareholder Claims Against Company. In the case of a claim for indemnification hereunder which is brought by Shareholder as the Indemnified Party against the Company as the Indemnifying Party, this Section 15.5(b) shall apply. Upon the Claim Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the “Dispute Notice”) that the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute.  In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty (30) days, the Indemnifying Party shall be obligated to pay the Indemnified Party the Claimed Amount within sixty (60) days after the date that the Claim Notice had been given to the Indemnifying Party.  In the event that a Dispute Notice is timely given to an Indemnified Party, the parties hereto shall have thirty (30) days to resolve any such dispute.  In the event that such dispute is not resolved by such parties within such period, the parties shall have the right to pursue all available remedies to resolve such dispute.

15.6  Company’s Knowledge is Not Waiver.  Notwithstanding any right of the Company to fully investigate the affairs of 180 and notwithstanding any knowledge of facts determined or determinable by the Company pursuant to such investigation or right of investigation, the Company has the right to rely fully upon the representations, warranties, covenants and agreements of  the Shareholder and 180 contained in this Agreement (including the schedules), or in any document delivered to the Company by 180, the Shareholder or its Representatives in connection with the transactions contemplated by this Agreement, and such knowledge (except in a qualification contained in a provision of this Agreement or a schedule hereto) shall not constitute a waiver of any Claims for indemnified Losses which the Company may make under this Article XV or estop the Company from making any such Claims.

15.7 Survival.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties of each of the parties set forth in this Agreement shall survive the Closing, and such representations and warranties shall terminate on the one (1) year  anniversary of the Closing; provided, however, that any representation or warranty that is the subject of a Claim Notice delivered in good faith in compliance with the requirements of this Agreement prior to the one (1) year anniversary of the Closing shall survive with respect only to the specific matters described in such Claim Notice until the earlier to occur of (y) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (z) the date on which the matter described in such Claim Notice has otherwise reached final resolution.  All covenants and agreements of each of the parties set forth in this Agreement shall survive the Closing indefinitely.

15.8 Indemnity Basket.  Notwithstanding anything to the contrary in this Agreement, no Indemnifying Party shall have any obligation to indemnify any Indemnified Party under this Article XV until and unless the aggregate amount incurred by all Indemnified Parties exceeds Fifty thousand Dollars ($50,000) in the aggregate (the “Basket”), after which point the Indemnifying Parties will be obligated to indemnify the Indemnified Parties from and against the full amount of such Losses (including the Basket).

ARTICLE XVI
MISCELLANEOUS

16.1 Notices.

(a)

Any notice, consent, request or other communication required or provided for by this Agreement shall be in writing and shall be deemed to have been duly and properly given or served for any purpose only if (i) delivered personally (with written confirmation of receipt), (ii) sent by telecopier or email (with written confirmation of receipt), (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by an internationally recognized courier service, postage and charges prepaid, in each case to the appropriate addresses, emails and telecopier numbers set forth below:

If to Shareholder:

SRD, Inc.

10624 S. Eastern Avenue

#A307

Henderson, NV 89052

And with a copy to:

Life, 180, Inc.

3132 Airway Avenue

Costa Mesa, CA 92626

If to the Company:     ForU Holdings, Inc.

117 S. Cook Street

#184

Barrington, IL 60010

If to John:

John deVries

175 Trilhum

Irvine, CA 92618

A party may change his or her address for the purpose of this Section 16.1 by written notice to the other parties in the manner provided for above.

(b)

All such notices, requests, consents and other communications shall be deemed to have been given (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of mailing by an internationally recognized express courier service, if sent by next day delivery providing receipt of delivery, on the second Business Day following the date of such mailing, (iii) in the case of registered or certified mailing, postage and charges prepaid, return receipt requested, on the third Business Day following the date of such mailing and (iv) in the case of telecopy or email, when received.

16.2 Entire Agreement.  This Agreement together with the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof including, but not limited to, that certain Letter of Intent, which is attached hereto as Exhibit A, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein or in the Earnout Agreement referenced in Article IV of this Agreement.

16.3 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto.

16.4 Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

16.5 Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

16.6 Exhibits.  All Exhibits annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

16.7 Governing Law.  This Agreement shall be construed, enforced, and governed by the internal laws of the State of Nevada, without regard to its conflicts of laws principles.

16.8 Consent to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the federal courts located in the State of Nevada, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 16.1.  Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing in this Section 16.8 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

16.9 Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

16.10 Responsibility for Taxes.  Each party shall be responsible for any Taxes that such party may incur pursuant to the transactions contemplated hereby.

16.11 Fees and Expenses.  Each party shall pay all of its own fees and Expenses incurred by it in connection with the transactions contemplated hereby.

16.12 Confidentiality Agreement.  The terms of the Confidentiality Clause of the Letter of Intent, which is expressly incorporated herein, shall survive any termination of this Agreement.

16.13 Third Party Beneficiaries.  Except as otherwise specifically provided in herein, no Person shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

16.14 Further Assurances.  From time to time after the Closing, at the request of any other party but at the expense of the requesting party, the parties hereto shall execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

16.15 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, including by means of facsimile, electronic mail or similar means, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

16.16   Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

Company:

FORU HOLDINGS, INC.

By:

/s/ Steven Grubner_________________

Name: Steven Grubner

Title: President

Date: 12/3/2015

Shareholder:

SRD, INC.

By:

/s/ Lynyon Felton__________________

Name:  Lynyon Felton

Title:

Date: 12/3/2015

180:

LIFE 180, INC.

By:

/s/ John De Vries___________________

Name: John DeVries

Title:  President

Date: 12/3/2015

John:

/s/ John De Vries __________________

John DeVries

Date: 12/3/2015

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]